iShares Trust
Transactions Effected Pursuant to Rule 10f-3
N-SAR Item 77(O)						Aggregate	Aggregate	Purchase	Total
				Underwriter		Principal	Principal	Price	Commission
		Date of	Date of	From Whom	Affiliated	Amount	Amount	Per Share	Paid to
Series	Issuer	Offering	Purchase	Purchased	Underwriter	of Offering	Purchased	(USD)	Affiliate
229	Ryder System, Inc. (2019)	05/01/14	05/01/14	RBS Securities Inc.	PNC	$400,000,000	$40,000	$ 99.77

242	Kratos Defense & Security Solutions, Inc. (2019)	05/09/14	05/09/14	SunTrust Robinson Humphrey, Inc.	PNC	$625,000,000	$100,000	$ 98.97

191	Deutsche Bank AG, London Branch (2017)	05/22/14	05/22/14	Deutsche Bank Securities Inc.	PNC	$500,000,000	$10,000,000	$ 100.00

213	Deutsche Bank AG, London Branch (2024)	05/22/14	05/22/14	Deutsche Bank Securities Inc.	PNC	$1,600,000,000	$215,000	$ 99.62

219	Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC (2022)	07/30/14	07/30/14	Barclays Capital Inc.	PNC	$900,000,000	$50,000	$ 100.00

191	Citigroup Inc. (2017)	08/07/14	08/07/14	Citigroup Global Markets Inc.	PNC	$250,000,000	$10,000,000	$ 100.00

241	Citigroup Inc. (2017)	08/07/14	08/07/14	Citigroup Global Markets Inc.	PNC	$1,250,000,000	$100,000	$ 99.86

242	Linn Energy, LLC and Linn Energy Finance Corp. (2019)	09/04/14	09/04/14	Barclays Capital Inc.	PNC	$450,000,000	$100,000	$ 102.00

239	The Bank of New York Mellon Corporation (2019)	09/04/14	09/04/14	Morgan Stanley & Co. LLC	PNC	$1,150,000,000	$65,000	$ 99.98

191	The Goldman Sachs Group, Inc. (2019)	10/20/14	10/20/14	Goldman Sachs & Co.	PNC	$500,000,000	$10,000,000	$ 100.00

191	The Proctor & Gamble Company (2019)	10/27/14	10/24/14	Goldman Sachs & Co.	PNC	$450,000,000	$2,000,000	$ 100.00

239	Gatx Corporation (2020)	10/28/14	10/28/14	Citigroup Global Markets Inc.	PNC	$250,000,000	$50,000	$ 99.50